Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-173161) on Form S-8 of Apollo Global Management, LLC of our report dated October 4, 2011, with respect to the consolidated statement of financial condition of Gulf Stream Asset Management, LLC as of December 31, 2010 and the related consolidated statements of income, changes in equity, and cash flows, for the year ended December 31, 2010, which report appears in the Form 8-K/A of Apollo Global Management, LLC dated January 6, 2012.

/s/ KPMG LLP

Charlotte, North Carolina

January 6, 2012